GROUP 1 SOFTWARE INC NEW - 8-K                            Filing Date: 7/15/2003
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FOR IMMEDIATE RELEASE                                              July 11, 2003


         Group 1 Software Announces Preliminary First Quarter Results --
                          Affirms Fiscal Year Guidance

Lanham, MD -- Group 1 Software (Nasdaq: GSOF) today announced preliminary results for its first fiscal quarter ended June 30, 2003. The Company anticipates that net income for the quarter will be in the range of $1.5 - $1.8 million, or 57% to 88% above the prior year, exceeding the full year guidance of 24% to 28% net earnings growth. EPS is expected to be in the $.09 - $.11 range vs. $.07 the prior year, despite a substantially higher diluted share count this year.

The Company expects first quarter revenue to be in the range of $23.6 million to $23.9 million, moderately up from the strong revenue performance reported in the prior year's first quarter. Although sales pipelines were and remain satisfactory, the revenue achieved was not consistent with the Company's full year guidance of 10% to 12% revenue growth. A number of expected transactions, particularly in the DOC1 Division, were not able to be closed by June 30 -- several have already closed in early July.

"With the first quarter historically our lowest for both revenue and earnings, we are pleased with the strong earnings we expect to report for the first quarter," said Bob Bowen, CEO of Group 1 Software. "Although the revenue in the DOC1 division was below expectations, we remain confident in the Company's business prospects and, accordingly, are reaffirming our full year guidance."

More information on Group 1's first-quarter results will be available on July 29, 2003 when the company anticipates reporting its final results and hosting a conference call to discuss those results.

Group 1 Software (Nasdaq: GSOF) is a leading provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1's software systems and services enable over 2,000 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1's solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company's customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, QVC and Wal-Mart. For more information about Group 1, visit the company's Web site at http://www.g1.com.

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Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. Words like "anticipates," "will be," "reaffirming," "affirms," and "we expect" are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Readers are cautioned not to place undue reliance of these forward-looking statements, which address the conditions as they are found on the date of this press release. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. Group 1 Software and DOC1are registered trademarks of Group 1 Software, Inc.

Contacts

Mark Funston, CFO, Group 1 Software at 301.918.0381 or mark_funston@g1.com

David Peikin, Corporate Communications Manager, Group 1 Software at 301.918.0818 or pr@g1.com

Charles Messman, MKR Group at 626.395.9500